Exhibit 4.(a).76

Unofficial translation

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 60

By virtue of my authority under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, and all my other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, I hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 60

1.
In article 60.6 (b)(5) instead of "By registration on the Licensee's website"; shall come "Service order on the Licensee's website or content provider. A service order shall be done in accordance with the provisions of Annex F of the License".

2.
In article 60.6 (c) after " The Licensee will keep documentation on the subscriber's explicit request" shall come "during the entire commitment period of the subscriber, and if the subscriber does not have a commitment period, for at least the last eighteen (18) months, as well as for a year after the date that the last bill is sent to the subscriber, as set forth in article 2.3 (c)(2) to Appendix E."

3.
In article 60.6 (c) instead of "For purposes of sub-section (b)(5) – a printout of the registration confirmation sent to the subscriber pursuant to his registration for the service" shall come " For purposes of sub-section (b)(5) – a Log from the short message service center (SMSC)  of the Licensee in which the sending of the 2 sms from the Licensee to the subscriber are documented, as part of the procedure of ordering a service. If the service was ordered on the Licensee's website or cellular portal by using a user code and password as set forth in section 1.3 of Appendix F of the License-the Log from the internet server that indicates the execution of the service order procedure and the Log In of typing the user code and password by the subscriber.

Amendment of Article 71

4.	Instead of the mentioned in Article 71.4 shall come:

"71.4
The Licensee shall send the subscriber a written notice concerning the discontinuation of a service or the discontinuation of all service. The notice will contain, inter alia, the date of effecting of the discontinuation, and in a notice of discontinuation of all service also the last date for sending the final bill, as stated in subsection 2.3(c)(2) in Appendix E to the License (hereinafter – the "final bill"). Notice of discontinuation of a service shall be sent in the telephone bill following the date of the request and Notice of discontinuation of all service shall be sent to the subscriber within one working day from the date that of the discontinuation, by regular post or via e-mail or fax if the subscriber gave his consent thereto. Where the subscriber submitted a request to discontinue a service or to discontinue all service at a service center of the Licensee, the Licensee's representative will give him the aforesaid written notice at the time of the submission of the request.

A copy of said notice must be kept available by the Licensee for presenting to the Director within five (5) work days from when it was sent or delivered, accordingly. If the Licensee sent the notice via e-mail or fax, the sending confirmation must also be available for presenting to the Director within five (5) work days from when the notice was sent."

Amendment of Appendix E

5.	At the beginning of section 2.3(c)(2) in Appendix E shall come:

"A subscriber that wishes to disconnect from the Licensee shall receive a final bill at the closest possible date and no later than two months after the date of disconnection.

Replacement of Appendix F

6.	Instead of the existing Appendix F, shall come "Appendix F- Service order on the Licensee's or content provider's website"-see attached.

Commencement

7.	The commencement of:

a.	Section 4 of this amendment- on March 13, 2011.
b.	Sections 1, 2, 3 and 6- of this amendment and sections 60.6 (b) and (c), 60.7 and 60.8 to the License- November 13, 2011.
c.	Section 5 of this amendment on the date of signature of this amendment.

(24 May 2011)

     (sgd)
              ________________
               Moshe Cachalon
               Minister of Communications

Appendix F- Service order on the Licensee's or content provider's website

1.	Service order from the Licensee

1.1	A service order from the Licensee's website or cellular portal (both hereinafter- "the website") shall be done by way of one of the alternatives detailed in section 1.2 or 1.3.

1.2	Random Code

a)	The subscriber shall key in his subscriber number1 in the designated place on the Licensee's website.

b)
If the subscriber is blocked from receiving the service, the Licensee shall send the subscriber a text message that notifies him that he is blocked from receiving the service ordered and that he can apply to the Licensee in order to cancel the blocking for the type of said service;

c)	If the subscriber is not blocked from receiving the service, the Licensee shall send the subscriber a text message that includes the following:

1)	The name of the service including its classification as "one time" or "continuing";
2)
The price of the service; the price shall be displayed in a detailed manner including details regarding a "one time" payment, a "regular" payment for a specific period including noting the period and the price per unit according to which the payment for the service is gauged;

3)	A random code of five (5) digits (hereinafter-the "code sent");

d)	The subscriber shall key in the code sent on the website, in the designated place;

e)	The Licensee shall compare the code sent with the code that was keyed in by the subscriber as set forth in sub-section (d) (hereinafter-the "keyed in code");

f)
If the keyed in code is identical to the code sent, the Licensee shall send the subscriber a text message that notifies him that his registration for the service has been approved and if this is a continuing service-information regarding the manner in which the registration for the service can be cancelled;

g)
If the keyed in code is not identical to the code sent, the Licensee shall send the subscriber a text message that notifies him that his registration for the service has failed due to the lack of said identity.

1(MSN)-Mobile Subscriber Number

1.3	User Code and Password

a)	The Licensee shall display on its website in a prominent manner near the designated place for service orders, clear and legible, the following details:

1)	The service name including its classification as "one time" or "continuous"; if it is a continuous service-information regarding the manner in which the registration for the service can be cancelled;

2)
The service price; The price shall be displayed in a detailed manner including details regarding a "one time" payment, a "regular" payment for a specific period including noting the period and the price per unit according to which the payment for the service is gauged;

b)	The subscriber shall key in the user code and password that were set or confirmed by the Licensee (hereinafter-"the identification code");

c)
If the subscriber is blocked from receiving the service, the Licensee shall present the subscriber with a notice on the website addressed only to him stating that he is blocked from receiving that type of service that was ordered and that he can apply to the Licensee in order to cancel the blocking  for the said type of service;

d)	The Licensee shall compare the identification code with the user code and password set by the Licensee for the subscriber and that are saved in its system (the "saved code");

e)	If the identification code is identical to the saved code, the Licensee shall provide the service to the subscriber;

f)
If the identification code is not identical to the saved code, the Licensee shall send a notice addressed only to the subscriber through the website stating that his registration for the service has failed due to the lack of said identity.

2.	Service Order from a Service Supplier

2.1	A service order on the service supplier's website shall be done in the following manner:

a)	The subscriber shall key in his subscriber number2 in the designated place on the service supplier's website (hereinafter- the "supplier's website");

b)	The service supplier shall send a notice to the subscriber that includes the subscriber's number, type of requested service and the details regarding the service as set forth in section (d) below;

2(MSN)-Mobile Subscriber Number

c)
In case the subscriber is blocked from receiving the service, the Licensee shall send the subscriber a text message notifying him that he is blocked from receiving the requested service, and that he can apply to the Licensee in order to cancel the blocking for the said type of service. In addition, the Licensee shall notify the service provider that the subscriber is blocked from receiving the service;

d)	If the subscriber is not blocked from receiving the service, the Licensee shall send the subscriber a text message that includes the following:

1)	The service name including its classification as "one time" or "continuous";
2)
The service price; The price shall be displayed in a detailed manner including details regarding a "one time" payment, a "regular" payment for a specific period including noting the period and the price per unit according to which the payment for the service is gauged;

3)	A random code of five (5) digits (hereinafter- the "code");

e)	The subscriber shall key in the code, in the designated place on the service supplier's website;

f)	The service supplier shall give the Licensee the code keyed in by the subscriber as set forth in sub-section (e) (hereinafter-the "the code that was keyed in");

g)	The Licensee shall compare the code with the code that was keyed in;

h)
If the code that was keyed in is identical to the code, the Licensee shall send a text message to the subscriber that notifies him that his registration for the service was approved and if this is a continuous service- information regarding the manner in which the registration for the service can be cancelled. In addition, the Licensee shall notify the service provider that it has approved the registration for the service;

i)
If the code that was keyed in is not identical to the code, the Licensee shall send the subscriber a text message that notifies him that his registration for the service has failed due to the lack of said identity. In addition, the Licensee shall notify the service provider that the registration for the service has failed.